Exhibit 99.1

Arcadia Biosciences (RKDA) Announces First Quarter 2024

Financial Results and Business Highlights

– Revenues increase sequentially and year-over-year –

– Loss from continuing operations is at lowest level in 6 years –

DALLAS, Texas (May 9, 2024) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the first quarter of 2024.

“Arcadia continued its positive trajectory in the first quarter of 2024,” said Stan Jacot, president and CEO. “Revenue continues to grow, both sequentially and year-over-year, and we have transitioned the topline to high-quality revenue that generates gross profit across multiple sources. Operating expenses continued to decline at a double-digit pace versus last year, and this is now our fifth straight quarter of gross profit margins greater than 30 percent.

“Our GoodWheatTM is in more than 3,500 stores in three categories, and Zola® coconut water is positioned for double-digit growth with new flavors and distribution. And finally, we remain focused on monetizing our IP and accelerating delivery of cashflow positive results,” he added.

Q1 2024 Key Operating and Business Highlights

•
GoodWheat Continues Distribution Expansion. The GoodWheat brand continued to expand in Q1, adding a couple hundred stores of distribution for pancake and waffle mixes. GoodWheat Mac & Cheese launched nationwide on Amazon in Q1 2024 with three varieties: Classic Cheddar, White Cheddar and Three Cheese. And Amazon recently selected GoodWheat Three Cheese Mac & Cheese as an “Amazon’s Choice: New Arrival Pick” based on its high ratings, pricing and availability.

•
Zola Coconut Water Increases Store Count. Zola added nearly 200 new stores in Q1 and will ship to approximately 1,300 new stores in Q2. Arcadia expects Zola to be a key driver in 2024 for both revenue and gross profit, with the upcoming launch of new Pineapple and Lime flavors and increasing distribution.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2024	2023	Favorable / (Unfavorable)
			$	%
Total Revenues	1,255	1,232	23	2%
Total Operating Expenses	4,319	5,099	780	15%
Loss From Continuing Operations	(3,064)	(3,867)	803	21%
Net Loss Attributable to Common Stockholders	(2,423)	(9,384)	6,961	74%

Certain previously reported financial information has been reclassified to conform to the current year presentation. Reclassifications are related to the presentation of the financial results of our former body care brands as discontinued operations. The financial information above and narrative that follows relate to continuing operations unless stated otherwise.

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Revenues increased slightly during the first quarter of 2024 compared to the same period in 2023 driven by GoodWheat and Zola sales, partially offset by higher costs associated with new distribution.

Operating Expenses

Operating expenses decreased $780,000 during the first quarter of 2024 compared to the same period in 2023 primarily driven by a decrease in selling, general and administrative (SG&A) expenses related to rightsizing the organization and marketing investment.

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the first quarter of 2024 was $2.4 million, or $1.78 per share, a $7.0 million improvement from the $9.4 million, or $10.86 per share, net loss for the first quarter of 2023. The improvement in net loss attributable to common stockholders for the first quarter of 2024 compared to the same period in 2023 was primarily driven by the valuation loss related to the March 2023 financing transaction.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss first-quarter results and key strategic achievements. Interested participants can join the conference call using the following numbers:

U.S. Toll-Free Dial-In: +1 (800) 715-9871

International Dial-In: +1 (646) 307-1963

Passcode: 1615939

A live webcast of the conference call will be available on the Investors section of Arcadia’s website at www.arcadiabio.com. Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating crops to provide high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good. The company’s food and beverage products include GoodWheat™ pasta, pancake mixes and mac & cheese and Zola® coconut water. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the company and its products, including statements relating to the company’s growth, cash position, operating costs, financial performance, commercialization of products, monetization of intellectual property, and the growth, distribution, revenue and gross profit of the company’s Zola coconut water. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, the risks set forth in filings that the company makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2023 and other filings. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. disclaims any obligation to update these forward-looking statements.

Arcadia Biosciences Contact:

T.J. Schaefer

ir@arcadiabio.com

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